UNITED STATES            OMB APPROVAL
                        SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
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                                                OMB Number:           3235-0058
                                                Expires:          June 30, 1994
                                                Estimated average burden
                                                hours per response.........2.50
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                                   FORM 12b-25
                                                               SEC FILE NUMBER
                         NOTIFICATION OF LATE FILING              333-08145
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(Check One): Form 10-K[ ] Form 20-F[ ] Form 11-K[ ] Form 10-Q[X] Form N-SAR[ ]
                                                                CUSIP NUMBER
                                                                 354267-10-6
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For Period Ended: June 30, 1996

[ ] Transition  Report on Form 10-K
[ ] Transition  Report on Form 20-F
[ ] Transition  Report on Form 11-K
[X] Transition  Report on Form 10-Q
[ ] Transition  Report on Form N-SAR
For the Transition Period Ended: June 30, 1996
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Read Instruction  (on back page)  Before  Preparing Form. Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Franklin Ophthalmic Instruments Co., Inc.
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Full Name of Registrant

N/A
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Former Name if Applicable

1265 Naperville Road
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Address of Principal Executive Office (Street and Number)

Romeoville, IL  60446
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

           (a)    The  reasons described  in  reasonable  detail in Part III of this form could not be eliminated without  unreasonable effort or expense;
[ ]        (b)    The  subject annual  report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
           (c)    The  accountant's  statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Franklin Ophthalmic Instruments Co., Inc. is currently restructuring bank and trade debt, and the negotiations of such has lead to the delay in preparing the 10-QSB for the period ended June 30, 1996.

                                                 (Attach Extra Sheets if Needed)
                                                                SEC 1344 (11-91)

PART IV -- OTHER INFORMATION

(1)     Name  and  telephone  number  of  person  to  contact  in regard to this notification.
        Brian M. Carroll                 800                  831-1194 ext.150
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       (Name)                         (Area Code)            (Telephone Number)
(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). [X]Yes [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? []Yes [X]No

        If  so,  attach  an   explanation  of  the  anticipated   change,   both
        narratively and quantitatively,   and, if appropriate, state the reasons
        why a reasonable estimate of the results cannot be made.

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                  Franklin Ophthalmic Instruments Co., Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: August 14, 1996                             By /s/ Brian Carroll
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
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Intentional  misstatements  or  omissions  of  fact constitute Federal Criminal
 Violations (See 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendment thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.